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                                                                   Exhibit 10.59

                                                                   July 30, 1996

Walsh Securities, Inc.
4 Campus Drive
Parsippany, NJ 07054
Attn:  Mr. Robert C. Walsh, President

         Re: Master Agreement for the Sale and Purchase of Mortgage Loans dated June, 1996 - Bulk Mortgage Loan Purchase and Sale Commitment Letter

Dear Mr. Walsh:

This commitment letter ("Commitment Letter") represents an agreement between Walsh Securities, Inc. ("Seller") and Cityscape Corp. ("Buyer") whereby the Seller shall offer to sell and the Buyer shall consider for purchase not less than $250 million outstanding balance of fixed and adjustable rate whole first and second mortgage loans on a servicing released basis during the calendar year 1996, commencing as of the date hereof. The terms of the sale of the mortgage loans and representations and warranties related to said mortgage loans ("Mortgage Loans") sold hereby shall be governed by the terms and conditions of that certain Master Agreement for the Sale and Purchase of Mortgages ("The Agreement") dated June, 1996 by and between the Seller and the Buyer, except as set forth herein.

On an ongoing basis, the Seller shall select from amongst its portfolio and shall offer to the Buyer Mortgage Loans which meet the requirements of The Agreement. The Buyer shall promptly review and underwrite the Mortgage Loans and shall have the right to refuse to purchase any of the Mortgage Loans so offered by Seller and shall give prompt notice to Seller as to which loans Buyer desires to purchase from amongst those loans offered by Seller. Fundings shall take place no less often than monthly.

The funding price for such Mortgage Loans ("Funding Price") shall be the Purchase Price for all purposes referred to in The Agreement and shall be determined as hereinafter set forth.

However, notwithstanding the sale and transfer of Mortgage Loans pursuant to The Agreement, upon payment of the Funding Price, the parties shall adjust the Funding Price upon completion of the securitization of said Mortgage Loans by the Buyer, which securitization is expected to occur quarterly. The method utilized to determine the final Purchase Price shall be in substantial conformance with the method utilized by the Seller and the Buyer to determine a final Purchase Price in connection with those mortgage loans sold by the Seller to the Buyer in June of 1996.
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Said methodology results in the payment from Buyer to Seller of the difference between the Funding Price and the total economic value of the securitization, after the inclusion of all reasonable costs, less an agreed upon number of basis points. The final Purchase Price shall be paid to the Seller by the Buyer by wire transfer within 24 hours of the closing of the securitization.

The Buyer will attempt to securitize all of the Mortgage Loans sold hereby promptly after purchase.

The Funding Price shall be determined as follows:

         On or before each Funding of Mortgage Loans is purchased by Buyer, the Buyer and Seller shall set and agree upon separate par purchase prices for the fixed and adjustable rate portions of the Mortgage Loans to be sold to Buyer in bulk. The parties shall adjust from the par purchase prices, utilizing a formula whereby 35 basis points in weighted average mortgage coupon shall equal one percentage point change in the Funding Price.

The Agreement is modified to provide that the Buyer shall not directly solicit the Seller's correspondent lenders to directly sell mortgage loans to Buyer utilizing information obtained from the Mortgage Loan files nor shall Seller solicit Buyer's correspondent lenders utilizing information obtained in connection with this Commitment Letter. Nothing contained herein shall prohibit a general solicitation of mortgage bankers for business by Buyer or Seller, or one utilizing information that was not obtained from the Mortgage Files.

It is expressly understood between Buyer and Seller that certain Mortgage Loans or Mortgage Loan pools may not come under the purview of this Commitment Letter and the purchase and sale of said Mortgage Loans or Mortgage Loan pools shall either: (i) be governed by the terms of the Master Agreement for the Sale and Purchase of Mortgages; or (ii) be governed by separate written agreement(s) between Buyer and Seller, the terms of which agreement(s) shall be negotiated in good faith by Buyer and Seller at such time said Mortgage Loans or Mortgage Loan pools are offered for sale.

Paragraph number "VI. (G)" and "V. (27)" of The Agreement are amended to provide that the Seller shall be allowed a variance between the Seller's appraisals and the re-appraisals referred to therein of ten percent (10%) in lieu and instead of eight percent (8%) as contained in said paragraphs of The Agreement. Further, said paragraphs of The agreement are amended to provide that should the Buyer not notify the Seller in writing of the appraisal variance within 120 days of the date which Buyer delivers the Funding Price proceeds to seller, then said provisions respecting appraisal variances shall be waived by the Buyer.

All other provisions of The Agreement as modified herein shall apply to each sale of Mortgage Loans made by the Seller to the Buyer during the term of this Commitment Letter.

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This Commitment Letter shall expire on December 31, 1996, unless previously terminated by mutual agreement of the parties herein. Notwithstanding the foregoing, Buyer may in it's sole discretion terminate this Commitment Letter and obligations proposed by same in the event Seller breaches and of it's representations and warranties set forth in this Commitment Letter and/or the Master Agreement for the sale and purchase of mortgages between Buyer and Seller.

Yours truly,                              Agreed and Accepted,

CITYSCAPE CORP.                           WALSH SECURITIES, INC.



By:       /s/ Robert Grosser              By:   /s/ Robert C. Walsh
   -----------------------------------       -------------------------------
         Robert Grosser, President              Robert C. Walsh, President